LEASE AND PURCHASE OPTION AGREEMENT

THIS LEASE and PURCHASE OPTION AGREEMENT is made and entered into as of ~~March 15th~~ April 1 2019 by and between **TROPICAL RACING INC.**, a Florida for-profit corporation duly authorized to conduct business in the state of Kentucky (hereinafter referred to as "Lessee"), and **GRASSY SPRINGS FARM, LLC**, a Kentucky limited liability company (hereinafter referred to as "Lessor").

WITNESSETH:

WHEREAS, Lessor is the owner of 200± acres of agricultural land located in Woodford County, in the Commonwealth of Kentucky, as more particularly described in the legal description of the subject property appended hereto and made a part hereof as Exhibit A incorporated herein by this reference (hereinafter referred to as the "premises"); and

WHEREAS, Lessee desires to use and occupy the premises for all purposes permitted by law;

NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

(A) Term

For the consideration set forth in paragraph (B) of this lease (the "lease"), Lessor does hereby lease to Lessee all of the property constituting the premises for a term of twelve (12) months beginning on ~~March 15~~ April 1, 2019. The leasehold shall include the possession and use of all of the equipment contained on the "Equipment List" which is attached hereto and made a part hereof by reference.

If the Lessee has not exercised its option to purchase the property and is not in default, the Lessee may extend the term of the lease for an additional twelve (12) months upon the payment of the option fee set forth in paragraph C on or before March ~~14~~ 31, 2020. Lessee must provide the Lessor with sixty (60) days' notice of its intention to extend the lease and option.

Thereafter, if the Lessee has not exercised its option to purchase the property and is not in default, the Lessee may extend the term of the lease for an additional twelve (12) months upon the payment of the option fee set forth in paragraph C below on or before March ~~14~~ 31, 2021. Lessee must provide the Lessor with sixty (60) days' notice of its intention to extend the lease and option.

(B) Rent

Lessee, in consideration of the lease, agrees to pay to Lessor in cash or certified funds as follows:

The sum of $11,000 per month as rent beginning on ~~March 15~~ April 1, 2019 and continuing to ~~March 14~~, 2020.
March 31

If the lease is extended as set forth above, the sum of $8,500 per month as rent beginning on ~~March 15~~ April 1, 2020 and continuing to March ~~14~~ 31, 2021.

If the lease is extended as set forth above, the sum of $8,500 per month as rent beginning on ~~March 15~~ April 1, 2021 and continuing to March ~~14~~ 31, 2022.

Said rent shall be paid in advance on the first day of each month and shall be paid to Lessor at 2031 Cardwell Lane, Frankfort, Kentucky 40601 or such other place as shall be agreed upon by the parties hereto.

(C) Option to Purchase

(1) For and in consideration of One Hundred Thousand Dollars ($100,000), cash in hand paid on the date of the execution of this document, Lessee may purchase the premises "as is" at any time within twelve (12) months of the date of this agreement for $2,945,000, which includes the Equipment listed below.

(2) For and in consideration of One Hundred Thousand Dollars ($100,000), cash in hand paid on or before March ~~15~~ 31, 2020, Lessee may purchase the premises "as is" at any time before March ~~15~~ 31, 2021 for $2,945,000, which includes Equipment listed below.

(3) For and in consideration of One Hundred Thousand Dollars ($100,000), cash in hand paid on or before March ~~15~~ 31, 2021, Lessee may purchase the premises "as is" at any time before March ~~15~~ 31, 2022 for $2,945,000, which includes Equipment listed below.

(4) In order to exercise the option to purchase the property, Lessee must notify Lessor in writing sixty (60) days before it wants the general warranty deed. Lessee will be responsible for obtaining financing. Prorations and closing costs will be handled in accordance with customary real estate closing practices in effect in the State of Kentucky on the date of the closing. If Lessee exercises the option to purchase the property, Lessee will receive a credit against the purchase price for all option fee annual payments paid pursuant to paragraphs C (1) (2) and (3) above.

(D) Use of premises

The premises hereby leased to Lessee shall be used by the Lessee, and persons employed in the operation of the premises solely for the raising, breeding, boarding, training, sale, and maintenance of horses, cattle, and other livestock, and for general farming purposes, and for any and all other reasonable and necessary related purposes. All operations shall be conducted in a good and husbandlike manner, according to the usual standards for the maintenance of a thoroughbred horse farm in Woodford County, Kentucky.

(E) Assignment

Lessee shall not take any of the following actions without the prior written consent of the Lessor:

(1) Assign, transfer, or pledge this lease, or any part of, or interest in the premises; except insofar as said assignment, transfer pledge or sublease is made to a subsidiary or successor company to the Lessee.

(2) Sublet the premises or any part thereof to any entity not under common control with the Lessee, or

(3) Permit the premises or any part thereof to be used by anyone other than Lessee or persons designated by Lessor.

Lessor may assign all of its interest or any part thereof, in this lease.

(F) Waste

Lessee shall not commit nor allow any other person to commit any waste on the premises. In the event that any improvement on the premises is damaged or destroyed, it is agreed that Lessor shall have no obligation to restore the same or to refund any portion of the rent paid by Lessee. Lessee shall be responsible for restoring any damage or destruction occurring on or to the premises. "Improvement" shall include, without limitation, all buildings, fences, barns, silos, and all other structures currently existing or hereafter placed upon the premises.

(G) Nuisance

Lessee shall use the property in a careful and proper manner complying with all laws, ordinances, and regulations relating to the possession and maintenance of the premises and shall not maintain or cause to be maintained any nuisance on the premises.

(H) Indemnification of Lessor

Lessee shall indemnify and hold Lessor harmless from and against all claims, actions, proceedings, costs, damages, and liabilities, including attorney fees, and including any damage caused by the release of pollutants or contaminants into the environment of the premises or surrounding the premises by the Lessee and arising out of, connected with, or resulting from the occupancy, use, farming operations, or condition of the premises.

(I) Insurance

Lessee covenants that he will carry and maintain during the term of this lease, at Lessee's sole expense, comprehensive liability insurance naming Lessor and Lessee as the insured in a combined single limit amount of not less than $2,000,000 insuring against injury or death of any person or persons on the premises or property damage to the premises. Insurance certificates must be obtained and delivered to Lessor within ten (10) days of possession of premises, and must name Lessor as the insured. Lessee shall make available to Lessor, upon request, documents indicating that insurance premiums on the above-described policies have been paid. Lessor agrees to cooperate fully with Lessee in the filing of any insurance claims as provided by

law. Up until the closing on the subject property, Lessor shall bear the loss of any uninsurable loss to the property or the equipment.

(J) Maintenance, repair, and alteration

During the first twelve (12) months of this lease, Lessor, at its own expense, shall keep and maintain the premises and all improvements thereon in as good order, condition, and state of repair as when received at the beginning of the term of this lease, normal wear and tear excepted.

Thereafter, Lessee shall at its own expense, shall keep and maintain the premises and all improvements thereon in as good order, condition, and state of repair as when received at the beginning of the term of this lease, normal wear and tear excepted. Lessee shall not make any alterations, additions, or improvements to the premises without first obtaining the prior written consent of Lessor. Without limiting the generality of the foregoing, no timber or bushes shall be cut or removed from the premises or any area cleared without the prior written consent of Lessor. All alterations, additions, and improvements made by Lessee shall become the property of the Lessor upon the making thereof and shall be surrendered to Lessor upon the termination of this lease.

(K) Liens

Lessee and Lessor shall keep the premises free and clear from any and all liens, encumbrances, claims, or demands for work performed, material furnished, or operations conducted. Lessee shall keep the crops grown on the premises free and clear of any and all liens, encumbrances, or claims unless obtaining Lessor's consent in writing.

(L) Inspection

Lessee shall permit Lessor or its representative(s) to enter the premises at any reasonable time to inspect the premises for the purpose of determining whether Lessee is complying with the terms of this lease or any other purpose to protect Lessor's interest in the premises.

(M) Taxes and utilities

Lessor shall pay all taxes imposed upon the premises by reason of ownership. Lessee shall pay all taxes levied against it or its property or which arise out of the possession or use of the premises, together with any penalties or interest which may be assessed therewith. Lessee shall also pay all charges for utility services used on the premises, including, without limitation, all electric, gas, water, sewer, and telephone charges.

(N) Termination and default

Upon the expiration of the term of this lease, the lease shall automatically terminate. Lessor may terminate the lease prior to the expiration of the lease term if Lessee fails to perform any of the covenants set forth herein, by delivering written notice of an intention to terminate to

Lessee five (5) days (if a monetary default) or thirty (30) days (if non-monetary default) prior to the date in which such termination is to become effective.

Upon the termination of this lease, all of Lessee's rights in the premises shall cease and Lessor, or its successors or assigns may re-enter and take possession of the premises, evict Lessee, and shall hold premises free of all claims of Lessee. Notwithstanding such termination upon default by Lessee, Lessor shall have the right to exercise such other rights and remedies as are provided by law or in equity.

Nothing contained within this lease grants Lessor any lien or other encumbrance or charge against any horses owned by the Lessee which are maintained on the subject property, whether such lien or encumbrance is charged for the Lease payments due hereunder or for any other reason. This is not a joint venture. This is not a partnership in any horses or horse breeding, training, pinhooking, or racing operation.

(O) No waiver of default

Failure of Lessor to exercise any of the remedies afforded it by virtue of this lease or which are otherwise available to it shall not constitute a waiver of any default hereunder and the acceptance of rent by the Lessor shall not constitute a waiver of any default which has taken place at any time prior to such acceptance.

(P) Governing law

This lease shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky.

(Q) Binding agreement

This lease will be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, executors, administrators, successors, and assigns. Section headings used herein are for convenience only and will not affect the construction of this lease. Any provision herein that may prove to be limited or unenforceable under the applicable laws shall not affect the validity or enforcement of the remainder of such provision or of any other provision.

(R) Time of essence

Time is expressly declared to be of the essence of this lease. The Lease is subject to the approval of the Board of Directors of the Lessee, a public company. The Board of Directors shall next meet on March 4, 2019.

(S) Notices

Any communications between Lessor and Lessee, payments, and notices to be given or made shall be made in writing and mailed to Lessor at 2031 Cardwell Lane, Frankfort, Kentucky

40601 and to Lessee at 9070 Kimberly Boulevard, Suite 55, Boca Raton, Florida 33434 or to such other addresses as either party may indicate in writing.

(T) Lease as entire agreement

This lease contains the entire understanding of the parties and shall not be modified except by an instrument in writing executed by each party.

IN WITNESS WHEREOF, each party has caused this lease to be executed this 15th day of March, 2019.

LESSOR: Grassy Springs Farm, LLC

By: FRANK HAYDON

Its: Managing Member

LESSEE: TROPICAL RACING, INC. (Florida)

By: Troy Levy, CEO & President

LEASE AND PURCHASE OPTION AGREEMENT
BETWEEN TROPICAL RACING INC. AND GRASSY SPRINGS FARM LLC
EQUIPMENT LIST

Lessor to furnish to Lessee the following equipment (in good working condition) in conjunction with this Lease and Purchase Option Agreement:

Equipment:

100hp tractor
60hp tractor
15ft batwing mower
manure spreader
60" zero-turn mower
Kubota side by side RTV
All hand tools located on the property at the commencement of this Lease.
All appliances in the house and barns.

Lessor shall have no obligation to repair, maintain or replace any equipment. Should the sale be consummated within the option period, said equipment shall become the property of the Lessee.